Exhibit 99.2

Mario M. Carrera to Step down as Chief Revenue Officer of Entravision Communications Corporation

SANTA MONICA, CA – November 7, 2018 - Entravision Communications Corporation (NYSE: EVC), a diversified global media and advertising technology company serving Latino consumers, today announced that Mario M. Carrera has decided to step down as Chief Revenue Officer.  Entravision has commenced a search for a successor and Mr. Carrera will remain in his position until a replacement is named.

“For the past 15 years, Mario has been a valuable member of the Entravision team and a tremendous resource as we executed on our strategic initiatives,” said Walter F. Ulloa, Chairman and Chief Executive Officer of Entravision.  “On behalf of everyone at Entravision I want to personally thank him for his service and dedication to our company, our employees and the Latino community.  We hold Mario in the highest regard and wish him all the best as he embarks on the next chapter of his life.”

“I am proud to have been part of Entravision, an outstanding organization that continues to play a critical role in the development of the Hispanic media industry, and more importantly in our local communities,” said Carrera.  “This was truly a difficult decision, but one made with the input and support of my family. I want to express my appreciation to Walter for his leadership, friendship, and belief in my abilities, and it has been my pleasure to serve with an exceptional team of colleagues and dedicated professionals.”

Mr. Carrera joined Entravision in 2003 and served as the Vice President and General Manager leading Entravision’s radio, television and interactive assets in Colorado.  Under his tenure in Colorado, Entravision's Noticias Univision Colorado won 14 Emmys, in addition to KCEC-TV winning the Best 2010 Public Service Award Campaign from the Colorado Broadcasters Association. In 2012, Carrera was elevated into corporate roles, serving first as Entravision’s Senior Vice President of Spanish Language Television, and then as Chief Revenue Officer from August 2012 to present.  Carrera is a graduate of Harvard University.

About Entravision Communications Corporation

Entravision is a diversified global media, advertising technology and data analytics company that reaches and engages Latino consumers in the U.S. and other markets primarily including Mexico, Latin America and Spain. Entravision’s portfolio includes digital media properties and advertising technology platforms that deliver performance-based solutions and data insights, along with 55 television stations and 49 radio stations.  Entravision’s digital and technology businesses include Headway, a leading global provider of mobile, programmatic, data and performance digital marketing solutions, as well as Pulpo Media, the top-ranked online advertising platform in connecting businesses with U.S. Latinos. Entravision is the largest affiliate group of both the Univision and UniMás television networks, and its Spanish-language radio stations feature its nationally recognized talent. Entravision also operates Entravision Solutions, a national sales and marketing organization representing over 300 owned and affiliated radio stations, radio networks and digital media platforms, and Headway’s audio advertising platform, AudioEngage. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC. Learn more at: www.entravision.com.

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For Entravision:

Mike Smargiassi/Sharon Oh

The Plunkett Group

Mike@theplunkettgroup.com

Sharon@theplunkettgroup.com